Exhibit 5.1

February 10, 2005

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

Re:	Legality of Securities to be Registered
under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which relates to the sale from time to time of an indeterminate amount of shares of common stock, par value $.01 per share (“Common Stock”), of the Company having a maximum aggregate public offering price of $130 million. The Registration Statement provides that all the Common Stock may be offered separately or together, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

In connection with this opinion, we have examined the second amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Delaware Secretary of State, the amended and restated by-laws of the Company, as amended to the date hereof, and such records of corporate proceedings of the Company as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the legal capacity of each individual executing any document.

We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, The Commonwealth of Massachusetts and the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that:

(i) when the Common Stock is specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Common Stock Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Common Stock Authorizing Resolution, and (iii) upon the issuance of the Common Stock as described in the Registration Statement and a Prospectus Supplement that is consistent with the Common Stock Authorizing Resolution, the Common Stock will be legally issued, fully paid and nonassessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP